NEWS RELEASE
NASDAQ Symbol: “STRS”
Stratus Properties Inc.	Financial and Media Contact:
98 San Jacinto Blvd. Suite 220	William H. Armstrong III
Austin, Texas 78701	(512) 478-5788

STRATUS PROPERTIES INC. REPORTS
FOURTH-QUARTER AND TWELVE-MONTH 2006 RESULTS
AND UPDATES DEVELOPMENT ACTIVITIES

HIGHLIGHTS
•
Fourth-quarter 2006 net income totaled $3.2 million, $0.41 per share, compared with $4.7 million, $0.62 per share, in the year-ago quarter. Net income for the full-year 2006 was $40.3 million, $5.26 per share, compared with $8.5 million, $1.11 per share for 2005.

•	Stratus has retained JPMorgan as its financial advisor to assist in reviewing strategic alternatives for increasing shareholder value.
•
Fourth-quarter 2006 real estate revenues totaled $7.7 million, compared with $12.5 million in the fourth quarter of 2005. The 2006 period included the sale of a 29-acre tract for $2.7 million. A total of 53 lots sold in the fourth quarter of 2006, compared with 49 lots in the fourth quarter of 2005.

•	In December 2006, Stratus purchased a city block in downtown Austin, Texas, for $15.1 million. The project, known as Block 21, is planned for a mixture of retail, hotel, residential and civic uses.
•	For the first quarter of 2007, Stratus’ scheduled real estate sales under existing homebuilder lot sale contracts include the following:
o	29 lots in its Circle C community for $1.9 million
o	15 lots at its Deerfield project for $1.0 million
o	3 lots at its Wimberly Lane Phase II subdivision in the Barton Creek community for $0.5 million

	Fourth Quarter		Twelve Months
	2006	2005	2006	2005
	(In Thousands, Except Per Share Amounts)
Revenues	$9,592	$13,142	$64,007	$35,194
Operating income	2,362	4,517	24,053	8,336
Net income applicable to common stock:
Income from continuing operations	$2,159	$4,411	$31,674	$7,960
Income from discontinued operations,
including net gain on sale	997	336	8,614	514
Net income applicable to common stock	$3,156	$4,747	$40,288	$8,474
Diluted net income per share of common stock:
Continuing operations	$0.28	$0.58	$4.14	$1.04
Discontinued operations	0.13	0.04	1.12	0.07
Diluted net income per share of common stock	$0.41	$0.62	$5.26	$1.11

Diluted average shares of common stock outstanding	7,657	7,641	7,658	7,636

AUSTIN, TX, March 15, 2007 - Stratus Properties Inc. (NASDAQ: STRS) reported net income of $3.2 million, $0.41 per share, for the fourth quarter of 2006, compared to $4.7 million, $0.62 per share, for the fourth quarter of 2005. For the twelve months ended December 31, 2006, Stratus reported net income of $40.3 million, $5.26 per share, compared with $8.5 million, $1.11 per share, for the twelve months ended December 31, 2005. Net income from continuing operations totaled $2.2 million, $0.28 per share, for the fourth quarter of 2006, compared to $4.4 million, $0.58 per share, for the fourth quarter of 2005. Net income from continuing operations totaled $31.7 million, $4.14 per share, for the twelve months ended December 31, 2006, compared to $8.0 million, $1.04 per share, for the twelve months ended December 31, 2005. Net income from continuing operations for the twelve months ended December 31, 2006, included an $8.3 million, $1.08 per share, tax benefit resulting from the reversal of a portion of Stratus’ deferred tax asset valuation allowance.

As a result of Stratus’ decision during the fourth quarter of 2005 to sell its two 7000 West office buildings at Lantana, the related assets, liabilities, results of operations and cash flows have been segregated in Stratus’ financial statements as “discontinued operations.” On March 27, 2006, Stratus sold 7000 West for $22.3 million, resulting in a net after-tax gain of $8.3 million, $1.08 per share, in the twelve months ended December 31, 2006. Other than the gain from the sale of 7000 West, net income from discontinued operations was $0.3 million, $0.04 per share, in the twelve months ended December 31, 2006, compared with $0.5 million, $0.07 per share, for the twelve months ended December 31, 2005.

Stratus announced today that it is exploring strategic alternatives for enhancing shareholder value, including a possible sale of the company. Stratus has retained JPMorgan as its financial advisor to assist in this process. Stratus stated that there can be no assurance that any transaction will occur or, if one is undertaken, its terms or timing.

William H. Armstrong III, President, Chairman, and Chief Executive Officer of the Company stated, “We believe we are in a unique time period with an unprecedented amount of capital allocated to real estate. Stratus has assembled a portfolio of extraordinary assets in Austin, Texas, including the Barton Creek community, Circle C Ranch, Lantana, Crestview Station, and a strategic downtown block planned for a mixed-use project anchored by a W Hotel and Residences. In light of the vibrant real estate market in Austin, Texas, the strong performance of the real estate capital markets, and the interest expressed by investors over the last twelve months in partnering with Stratus on several of our projects, we believe that it is in the best interests of our shareholders to explore all possible strategic alternatives to maximize shareholder value.”

Stratus stated that it does not expect to disclose developments with respect to the exploration of strategic alternatives unless and until its Board of Directors has approved a definitive transaction.

Real Estate Revenues. Improved market conditions in the Austin area have resulted in increased lot sales in 2006. Property sales for the fourth-quarter and twelve-month periods of 2006 and 2005 included the following (revenues in thousands):

	Fourth Quarter
	2006		2005
	Lots	Revenues	Lots	Revenues
Residential Properties:
Barton Creek
Calera Drive	1	$444	14	$4,991
Calera Court Courtyard Homes	-	-	2	945
Mirador Estate	1	485	1	620
Wimberly Lane Phase II
Standard Homebuilder	2	335	3	472
Estate	-	-	1	300
Escala Drive Estate	1	695	2	890

Circle C
Meridian	33	2,077	14	949

Deerfield	15	982	12	806
Total Residential	53	$5,018	49	$9,973

	Twelve Months
	2006		2005
	Lots	Revenues	Lots	Revenues
Residential Properties:
Barton Creek
Calera Drive	24	$10,363	19	$7,101
Calera Court Courtyard Homes	5	2,922	2	945
Mirador Estate	7	3,791	7	3,912
Wimberly Lane Phase II
Standard Homebuilder	11	1,804	10	1,564
Estate	-	-	6	1,851
Escala Drive Estate	1	695	9	4,882

Circle C
Meridian	166	9,881	14	949

Deerfield	60	4,003	68	4,249
Total Residential	274	$33,459	135	$25,453

In the fourth quarter of 2006, Stratus sold an approximate 29-acre tract in Circle C for $2.7 million. Other undeveloped property sales during the twelve months ended December 31, 2006, included the first-quarter sale of a 7.5-acre tract in the Barton Creek community for $1.5 million and the second-quarter sale of a 58-acre tract at Lantana to Advanced Micro Devices, Inc. (AMD) for $21.2 million. In the fourth quarter of 2005, Stratus sold a 42-acre tract within the Circle C community for $2.6 million. In the third quarter of 2005, Stratus sold a 38-acre tract in the Barton Creek community for $5.0 million.

Rental Income. For the fourth quarter of 2006, Stratus earned $1.4 million in rental income, compared to $0.4 million for the 2005 period. In 2006, Stratus began earning rental income from its Escarpment Village project that was substantially completed in the second quarter of 2006. Rental income from Escarpment Village totaled $0.8 million in the fourth quarter of 2006 and $2.1 million in twelve months ended December 31, 2006. The majority of the balance of Stratus’ rental income in the fourth quarter of 2006 and all of the rental income in 2005 is primarily from Stratus’ nearly 100 percent leased 75,000-square-foot office building at 7500 Rialto Boulevard. In September 2006, Stratus began leasing its second 75,000-square-foot office building at 7500 Rialto Boulevard.

Development Activities. Block 21 - In April 2005, the City of Austin selected Stratus’ proposal to develop a mixed-use project in downtown Austin immediately north of the new City Hall complex. The project includes an entire city block and is planned for a mixture of retail, hotel, residential and civic uses. In December 2006, Stratus acquired the property for $15.1 million. Stratus has executed agreements with Starwood Hotels & Resorts Worldwide, Inc. for Stratus to develop a W Hotel and Residences on the site. In addition, Stratus has executed agreements for the new studio for KLRU’s “Austin City Limits” program and for the Austin Children’s Museum. Stratus has begun the permitting process with the City and expects construction to begin in the second quarter of 2007.

Lantana - In April 2006, Stratus sold a 58-acre tract at its Lantana community for $21.2 million to AMD, recognizing a second-quarter 2006 gain of $15.6 million to net income or $2.04 per share on the sale. Lantana is a partially developed, mixed-use project with remaining Stratus entitlements for approximately 1.0 million square feet of office and retail use on 223 acres as of December 31, 2006. Regional utility and road infrastructure is in place with capacity to serve Lantana at full build-out permitted under Stratus’ existing entitlements.

At December 31, 2006, Stratus’ first office building at 7500 Rialto Boulevard had an occupancy rate of approximately 96 percent. In response to increased demand for office space within Lantana, in January 2006 Stratus commenced construction of a second 75,000-square-foot office building at 7500 Rialto Boulevard which was completed in September 2006. As of December 31, 2006, Stratus had leased approximately 50 percent of the second office building.

Calera - During 2004, Stratus began construction of courtyard homes at Calera Court within the Barton Creek community. Calera Court, the initial phase of the “Calera” subdivision, will include 16 courtyard homes on 16 acres. The second phase of Calera, Calera Drive, consisting of 53 single-family lots, many of which adjoin the Fazio Canyons golf course, received final plat and construction permit approval in 2005. In the third quarter of 2005, development of these lots was completed and the initial lots were sold. As of December 31, 2006, 10 lots remained unsold. Development of the third and last phase of Calera, which will include approximately 70 single-family lots, began in the first quarter of 2007 and is expected to be completed in September 2007.

Wimberly Lane Phase II - In May 2004, Stratus entered into a contract with a national homebuilder to sell 41 lots within the Wimberly Lane Phase II subdivision in the Barton Creek community. In June 2004, the homebuilder paid Stratus a non-refundable $0.6 million deposit for the right to purchase the 41 lots. The deposit was used to pay ongoing development costs of the lots. The deposit will be applied against subsequent purchases of lots by the homebuilder after certain thresholds are achieved and will be recognized by Stratus as income as lots are sold. The lots are being sold on a scheduled takedown basis, with the initial six lots sold in December 2004 following completion of subdivision utilities, and then an average of three lots per quarter beginning in June 2005. The average purchase price for each of the 41 lots is $150,400, subject to a six percent annual escalator commencing in December 2004.

Circle C Community - Stratus has commenced development activities at the Circle C community based on the entitlements secured in its Circle C settlement with the City of Austin. The Circle C settlement, as amended in 2004, permits development of 1.16 million square feet of commercial space and 1,334 residential units, including 504 multi-family units and 830 single family residential lots. The preliminary plan has been approved for Meridian, an 800-lot residential development at the Circle C community. In October 2004, Stratus received final City of Austin plat and construction permit approvals for the first phase of Meridian, and construction commenced in January 2005. During the first quarter of 2005, Stratus contracted to sell a total of 494 lots in its Meridian project to three national homebuilders in four phases. Sales for each of the four phases commence upon substantial completion of development for that phase, and continue every quarter until all of the lots have been sold. The first phase, which includes 134 lots, was substantially completed at the end of 2005. Development of the second phase of 134 lots commenced in the third quarter of 2005 and was substantially completed in March 2006. Stratus estimates its sales from the first two phases of Meridian will total at least 29 lots for $1.9 million during the first quarter of 2007.

Development of the third phase of Meridian, which includes 108 lots, has commenced and is expected to be completed by September 2007. The fourth phase of 118 lots will commence by the end of 2007 and completion is expected in 2008. In 2006, Stratus signed another contract with a national homebuilder for 42 additional lots. Development of those lots will commence in April 2007 and substantial completion is expected during the third quarter of 2007. The final phase of the project, which consists of 57 one-acre lots, will commence development by the end of 2007.

The grand opening of Escarpment Village, a 168,000-square-foot retail project anchored by a grocery store at the Circle C community, occurred in May 2006. As of December 31, 2006, Escarpment Village had leases for 153,400 square feet or 91 percent of its available space.

Deerfield - In January 2004, Stratus acquired the Deerfield property in Plano, Texas, for $7.0 million. The property was zoned and subject to a preliminary subdivision plan for 234 residential lots. In February 2004, Stratus executed an Option Agreement and a Construction Agreement with a national homebuilder. Pursuant to the Option Agreement, the homebuilder paid Stratus $1.4 million for an option to purchase all 234 lots over 36 monthly take-downs. The net purchase price for each of the 234 lots was $61,500, subject to certain terms and conditions. The $1.4 million option payment is non-refundable, but will be applied against subsequent purchases of lots by the homebuilder after certain thresholds are achieved and will be recognized by Stratus as income as lots are sold. Stratus agreed to pay up to $5.2 million of the homebuilder’s development costs. The homebuilder must pay all property taxes and maintenance costs. The initial lot sale occurred in November 2004 and subsequent lot sales are on schedule. In October 2005, Stratus executed a revised agreement with the homebuilder, increasing the lot sizes and average purchase price to $67,150 based on a new total of 224 lots. Stratus expects 15 lot sales for $1.0 million to be completed during the first quarter of 2007.

Crestview Station - In November 2005, Stratus formed a joint venture partnership with Trammell Crow Central Texas Development, Inc. to acquire an approximate 74-acre tract at the intersection of Airport Boulevard and Lamar Boulevard in Austin, Texas, for $7.7 million. With its joint venture partner, Stratus has commenced brown-field remediation and permitting of the property, known as the Crestview Station project, which is located on the commuter rail line recently approved by City of Austin voters. Crestview station is planned for single-family, multi-family and retail development, with closings on the single-family and multi-family components and portions of the retail component expected to occur in 2007, subject to completion of the remediation process.

The joint venture partnership has contracted with a nationally recognized remediation firm to demolish the existing buildings and remediate the property in preparation for permitting. Under the terms of the remediation contract, the joint venture partnership will pay the contractor approximately $4.9 million upon completion of performance benchmarks and certification by the State of Texas that the remediation is complete. The contractor is required to pay all costs associated with the remediation and to secure an environmental liability policy with $10.0 million of coverage remaining in place for a 10-year term. Pursuant to the agreement with the contractor, all environmental and legal liability was assigned to and assumed by the contractor effective November 30, 2005.

Unsecured Term Loans. In December 2006, Stratus amended its two unsecured $5.0 million term loans with First American Asset Management (FAAM). The amended agreements extend the maturities of both loans to December 31, 2011, and decrease the annual interest rates applicable to amounts borrowed under both loans to 6.56 percent.

In December 2006, Stratus also entered into two separate new loan agreements with FAAM to borrow an additional $15.0 million to fund the purchase of the land being used in connection with its Block 21 project. The new loans mature on December 31, 2011, and amounts borrowed under both loans bear interest at an annual rate of 6.56 percent. Stratus’ obligations under the FAAM loan agreements are unsecured.

Stratus is a diversified real estate company engaged in the acquisition, development, management and sale of commercial, multi-family and residential real estate properties located primarily in the Austin, Texas area.
____________________________
CAUTIONARY STATEMENT. This press release contains certain forward-looking statements regarding proposed real estate sales and development activities at the Lantana community, the Barton Creek community, the Circle C community, Deerfield and Block 21. Important factors that might cause future results to differ from those projections include economic and business conditions, the availability of financing, regulatory approvals and environmental regulations, which are described in more detail in Stratus’ 2005 Annual Report on Form 10-K filed with the Securities and Exchange Commission.

A copy of this release is available on our web site, www.stratusproperties.com.

# # #

STRATUS PROPERTIES INC.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In Thousands, Except Per Share Amounts)

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2006		2005	2006		2005
Revenues:
Real estate	$7,702		$12,523	$58,388		$33,003
Rental income	1,361		370	3,794		1,353
Commissions, management fees and other	529		249	1,825		838
Total revenues	9,592		13,142	64,007		35,194
Cost of sales:
Real estate, net	4,232		6,562	29,096		19,625
Rental	736		396	2,348		1,456
Depreciation	536	[a]	186	1,579	[a]	758
Total cost of sales	5,504		7,144	33,023		21,839
General and administrative expenses	1,726		1,481	6,931		5,019
Total costs and expenses	7,230		8,625	39,954		26,858
Operating income	2,362		4,517	24,053		8,336
Interest expense, net	(334)		(168)	(1,139)		(529)
Interest income	92		135	416		226
Income from continuing operations before income taxes	2,120		4,484	23,330		8,033
Benefit from (provision for) income taxes	39		(73)	8,344	[b]	(73)
Income from continuing operations	2,159		4,411	31,674		7,960
Income from discontinued operations
(including a gain on sale of $8,261 in 2006 twelve-
month period, net of taxes of $(997) in the fourth
quarter of 2006 and $1,501 in the 2006 twelve-month
period)[c]	997		336	8,614		514
Net income applicable to common stock	$3,156		$4,747	$40,288		$8,474

Basic net income per share of common stock:
Continuing operations	$0.29		$0.61	$4.33		$1.11
Discontinued operations[c]	0.14		0.05	1.18		0.07
Basic net income per share of common stock	$0.43		$0.66	$5.51		$1.18

Diluted net income per share of common stock:
Continuing operations	$0.28		$0.58	$4.14		$1.04
Discontinued operations[c]	0.13		0.04	1.12		0.07
Diluted net income per share of common stock	$0.41		$0.62	$5.26		$1.11

Average shares of common stock outstanding:
Basic	7,357		7,206	7,306		7,209
Diluted	7,657		7,641	7,658		7,636

a.	Includes depreciation on the Escarpment Village project which opened in 2006.
b.
Includes an $8.3 million, $1.14 per basic share and $1.08 per diluted share, tax benefit resulting from the reversal of a portion of Stratus’ deferred tax asset valuation allowance. A portion of these tax benefits ($1.9 million) was not identified until the fourth quarter of 2006 but are reflected as an adjustment to previously reported results for the first quarter of 2006.

c.	Relates to the operations of 7000 West, which Stratus sold on March 27, 2006.

I

STRATUS PROPERTIES INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In Thousands)

	December 31,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents, including restricted cash of
$116 and $387, respectively	$1,955	$1,901
Accounts receivable	934	469
Deposits, prepaid expenses and other	3,700	849
Deferred tax asset	1,144	-
Discontinued operations[a]	-	12,230
Total current assets	7,733	15,449
Real estate, commercial leasing assets and facilities, net:
Property held for sale - developed or under development	116,865	127,450
Property held for sale - undeveloped	16,345	16,071
Property held for use, net	46,702	9,452
Investment in Crestview	3,800	3,800
Deferred tax asset	7,105	-
Other assets	5,400	1,664
Total assets	$203,950	$173,886

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$5,988	$6,305
Accrued interest, property taxes and other	6,290	3,710
Current portion of long-term debt	311	169
Discontinued operations[a]	-	12,036
Total current liabilities	12,589	22,220
Long-term debt	50,364	50,135
Other liabilities	7,051	7,364
Total liabilities	70,004	79,719

Stockholders’ equity:
Common stock	81	74
Capital in excess of par value of common stock	188,873	182,007
Accumulated deficit	(42,655)	(82,943)
Unamortized value of restricted stock units	-	(567)
Common stock held in treasury	(12,353)	(4,404)
Total stockholders’ equity	133,946	94,167
Total liabilities and stockholders' equity	$203,950	$173,886

a.	Relates to the assets and liabilities of 7000 West, which Stratus sold on March 27, 2006.

II

STRATUS PROPERTIES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In Thousands)

	Years Ended December 31,
	2006	2005
Cash flow from operating activities:
Net income	$40,288	$8,474
Adjustments to reconcile net income to net cash provided
by operating activities:
Income from discontinued operations[a]	(8,614)	(514)
Depreciation	1,579	758
Cost of real estate sold	23,827	17,057
Deferred income taxes	(6,431)	-
Stock-based compensation	1,095	310
Loan deposits and deposits for infrastructure development	(3,001)	(274)
Long-term notes receivable	-	789
Other	(1,748)	1,021
(Increase) decrease in working capital:
Accounts receivable and prepaid expenses	(754)	(366)
Accounts payable, accrued liabilities and other	(2,297)	8,859
Net cash provided by continuing operations	43,944	36,114
Net cash provided by discontinued operations[a]	374	1,310
Net cash provided by operating activities	44,318	37,424

Cash flow from investing activities:
Purchases and development of real estate properties	(36,278)	(39,733)
Development of commercial leasing properties and other
expenditures	(17,015)	(284)
Municipal utility district reimbursements	1,337	4,600
Investment in Crestview	-	(3,800)
Net cash used in continuing operations	(51,956)	(39,217)
Net cash provided by (used in) discontinued operations[a]	10,022	(40)
Net cash used in investing activities	(41,934)	(39,257)

Cash flow from financing activities:
Borrowings from revolving credit facility	18,000	55,005
Payments on revolving credit facility	(30,677)	(59,684)
Borrowings from TIAA mortgage	22,800	-
Payments on TIAA mortgage	(124)	-
Borrowings from unsecured term loans	15,000	-
Borrowings from project loans	2,236	17,583
Repayments on project loans	(26,863)	(6,248)
Net (payments) proceeds from exercise of stock options	(2,438)	639
Excess tax benefit from exercised stock options	1,111	-
Purchases of Stratus common shares	(565)	(3,342)
Bank credit facility fees	(810)	(388)
Net cash (used in) provided by continuing operations	(2,330)	3,565
Net cash used in discontinued operations[a]	-	(205)
Net cash (used in) provided by financing activities	(2,330)	3,360
Net increase in cash and cash equivalents	54	1,527
Cash and cash equivalents at beginning of year	1,901	379
Cash and cash equivalents at end of year	1,955	1,906
Less cash at discontinued operations[a]	-	(5)
Less cash restricted as to use	(116)	(387)
Unrestricted cash and cash equivalents at end of year	$1,839	$1,514

a.	Relates to 7000 West, which Stratus expects to sell in March 2006.

III